Exhibit 99.1

CONTACT:	William George
Chief Financial Officer
	713-830-9600	777 Post Oak Blvd, Suite 500
Houston, Texas 77056
713-830-9600
FOR IMMEDIATE RELEASE		Fax 713-830-9696

COMFORT SYSTEMS INCREASES STOCK REPURCHASE PROGRAM

                Houston, TX – November 16, 2007 – Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced that its Board of Directors has approved an amendment to the company's stock repurchase program to acquire up to 401,200 additional shares of its outstanding common stock.  The Company's existing stock repurchase program had previously authorized the repurchase of up to one million shares of the company's outstanding common stock.  Through November 13, 2007, the Company had repurchased 401,200 shares of the Company's common stock at an aggregate price of $5,523,770.  This extension of the stock repurchase program will permit the Company to repurchase up to an additional one million shares of its currently outstanding common stock beyond what had already been repurchased as of November 13, 2007.

                The share repurchases will be made from time to time at the Company’s discretion in the open market or privately negotiated transactions as permitted by securities laws and other legal requirements, and subject to market conditions and other factors.  The Company expects that the share repurchases will be financed with available cash.  The Company’s Board of Directors may modify, suspend, extend or terminate the program at any time.

                Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 62 locations in 54 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

                This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the current plans and expectations of Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors that could cause actual results to differ include, among others, national or regional weakness in non-residential construction activity, difficulty in obtaining or increased costs associated with bonding, shortages of labor and specialty building materials, the use of incorrect estimates for bidding a fixed price contract, undertaking contractual commitments that exceed our labor resources, retention of key management, the Company’s backlog failing to translate into actual revenue or profits, errors in the Company’s percentage of completion method of accounting, the result of competition in the Company’s markets, seasonal fluctuations in the demand for HVAC systems, the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance, adverse litigation results and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission.  Important factors that could cause actual results to differ are discussed under “Item 1A. Company Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  These forward-looking statements speak only as of the date of this release.  Comfort Systems USA, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Comfort Systems USA, Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.